SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549





                                  FORM 8-K

                               CURRENT REPORT

                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): October 31, 1994


                                Biogen, Inc.
           (Exact name of Registrant as specified in its charter)


Massachusetts              0-12042                04-3002117
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)


                            14 Cambridge Center
                            Cambridge, MA 02142
            (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code: (617) 679-2000


                          Exhibit Index on page 4.

Item 5.   Other Events.

     On October 31, 1994, the Registrant publicly disseminated a press release announcing the results of the Registrant's preliminary analysis of the data from its Phase III trial of its Hirulog(TM) thrombin inhibitor in angioplasty and the Registrant's decision to discontinue its major activities associated with Hirulog(TM) development. In the press release, the Company also announced that, as a result of its decision to discontinue the Hirulog(TM) program, the Company was taking a pretax charge to earnings of $25 million in the third quarter of 1994. The information contained in the press release is incorporated herein by reference and filed as Exhibit 99.1 hereto.

Item 7.  Financial Statements and Exhibits.


(c)  Exhibits.

     99.1    The Registrant's Press Release dated October 31, 1994.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BIOGEN, INC.
                                   By: /s/ Michael J. Astrue

                                   Vice President - General
                                   Counsel




Date: November 8, 1994

                               EXHIBIT INDEX

Exhibit                                           Sequential
Number              Description                        Page Number

99.1                The Registrant's Press Release               5
                    dated October 31, 1994

                                                                Exhibit 99.1

Media Contact
Kathryn R. Bloom
Director of Communications
Biogen, Inc.
Tel: (617) 679-2851

Investment Community Contact
Amy S. Hedison
Director, Investor Relations
Biogen, Inc.


          BIOGEN ANNOUNCES PHASE III TRIAL RESULTS WITH HIRULOG*

Cambridge, MA (October 31, 1994) -- Biogen (NASDAQ/BGEN) today announced it has completed the preliminary analysis of its Phase III trial of Hirulog* thrombin inhibitor in angioplasty and does not intend to file for regulatory approval at this time. The company said that, although patients treated with Hirulog* had a more than 50 percent lower incidence of major bleeding complications compared to the heparin control, and that Hirulog* appeared to demonstrate efficacy equivalent to the control, the trial did not achieve its primary efficacy endpoint. As a result, Biogen is discontinuing its major activities associated with Hirulog* development and will seek a marketing partner for the drug.

The trial was designed to show a reduction in the overall rate of adverse events associated with angioplasty procedures. The composite endpoint included death, myocardial infarctions, emergency bypass surgery and repeat angioplasty procedures.
Although positive efficacy benefits were seen in selected patient populations, the trial results failed to demonstrate a statistically significant effect compared to heparin on the primary endpoint in the overall patient population.

Jim Vincent, Biogen's chairman and chief executive officer, said, "Although we are encouraged by the safety profile of the drug, we are obviously disappointed in the overall trial outcome. As a result, we don't see a market opportunity that will support our continued development of the drug and direct marketing by Biogen as we had envisioned. We believe Hirulog* may be attractive to other companies and will begin looking for a marketing partner."

Biogen also announced that as a result of its decision to discontinue the Hirulog* program, it was taking a pretax charge to earnings of $25 million in the third quarter of 1994. The reserve relates entirely to third-party expenses associated with the manufacturing of drug supplies and wind-down of clinical trial activities. The decision will not result in any layoffs or terminations of personnel.

Mr. Vincent said, "Biogen will benefit in a number of ways from our decision to act decisively on the Hirulog* program. We will immediately redeploy internal resources onto the beta interferon launch effort. We will improve our near-term profit-and-loss outlook, which, in combination with our significant cash position, assures that we will have the financial resources to be competitive in the multiple sclerosis market."

The double-blinded, placebo controlled Phase III trial included approximately 4,675 patients and was conducted in 113 hospitals in the U.S. and Europe. The trial's principal investigator is expected to report preliminary findings at the 10th International George Washington University Workshop on "Thrombolysis and Interventional Therapy in Acute Myocardial Infarction" at the American Heart Association meeting in Dallas on November 13. The final analysis by the company and the clinical investigators will take several months to complete.

Biogen, Inc., headquartered in Cambridge, MA, is a biopharmaceutical company principally engaged in developing and manufacturing drugs for human healthcare through genetic engineering. The company's revenues are generated from the worldwide sales by licensees of five products, including alpha interferon and hepatitis B vaccines and diagnostic products. Biogen is focused primarily on developing and testing products for the treatment of multiple sclerosis, cardiovascular disease, inflammatory diseases, and certain viruses and cancers.







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